CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Variable Annuity Trust

We consent to the use of our reports, dated February 11, 2009, for the Evergreen VA Diversified Capital Builder Fund, Evergreen VA Fundamental Large Cap Fund, Evergreen VA Growth Fund, Evergreen VA International Equity Fund, Evergreen VA Omega Fund and Evergreen VA Special Values Fund, and to the use of our reports, dated February 27, 2009, for Evergreen VA Core Bond Fund, Evergreen VA Diversified Income Builder Fund and Evergreen VA High Income Fund, each a series of the Evergreen Variable Annuity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

April 28, 2009